UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2018

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 E. City Avenue, Suite 809 Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    I.    Second Amendment to Employment Agreement – David J. Field

On October 11, 2018, the Company entered into a Second Amendment to Employment Agreement with David Field (the “Field Amendment”), pursuant to which Mr. Field agreed to remove and relinquish the concept of any “Parachute Payments.” Specifically, Section 12 of Mr. Field’s April 22, 2016 employment Agreement (the “Field Agreement”) provided for certain tax gross-up payments upon a termination and change of control to the extent that any payments upon such termination were subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The Field Amendment removed and reserved Section 12 of the Field Agreement, thereby eliminating the concept of Section 4999 Parachute Payments from the Field Agreement.

The foregoing is a summary description of the material terms of the Field Amendment. For further information regarding the terms and conditions of the Field Amendment, reference is made to the complete text thereof which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the quarter and year ending December 31, 2018.

(e)    II.    Employment Agreement – Robert Philips

On October 11, 2018, the Company entered into an employment agreement with Robert Philips (the “Philips Agreement”), pursuant to which he will continue to serve as Chief Revenue Officer and a Regional President of the Company. The Philips Agreement provides for a term expiring on December 31, 2020, unless earlier terminated. The Philips Agreement automatically renews from year to year thereafter, unless either party gives at least sixty (60) days prior written notice of its election to either terminate or to renegotiate the terms of the Philips Agreement.

The Philips Agreement provides for an annual base salary of $525,000 (commencing as of November 17, 2017), subject to an annual increase of two percent or such greater amount as determined by the Company each November 17 during the term.

In addition, Mr. Philips is eligible for a cash performance bonus with a target of $300,000 annually as determined in the discretion of the Compensation Committee of the Board (the “Compensation Committee”) based on its review of the Company’s performance and Mr. Philips’ performance for the year. Mr. Philips is also eligible for future annual equity grants with a target value of $200,000 as determined by the Compensation Committee based upon the recommendation of the Company’s Chief Executive Officer. In addition, Mr. Philips is eligible to participate in benefit plans generally available to the Company’s officers.

The Company may terminate the Philips Agreement at any time for “Cause” (as defined therein) without further obligation thereunder. The Company may terminate the Philips Agreement at any time without Cause provided that (a) the Company continues to pay Mr. Philips’ salary for one year from the effective date of termination; and (b) all grants of equity made through the effective date of such termination will continue to vest through the period ending on the one (1) year anniversary of such termination; subject to a general release acceptable to the Company and compliance with certain restrictive covenants. Finally, Mr. Philips may terminate the Philips Agreement at any time for “Good Reason” (as defined therein), in which case such termination shall be treated as a termination without Cause.

In the event that Mr. Philips’ employment terminates as of December 31, 2020 or any December 31 thereafter due to a notice of non-renewal by the Company and the Company has not made an offer of continued employment at the same then current salary and bonus package, Mr. Philips will be entitled to receive, as severance, the continued payment of his annual base salary for twelve (12) months following the date of termination; subject to a general release acceptable to the Company and compliance with certain restrictive covenants.

The Philips Agreement provides for customary non-competition, non-solicitation and employee no-hire covenants that apply during employment and defined periods thereafter.

The foregoing is a summary description of the material terms of the Philips Agreement and by its nature is incomplete. For further information regarding the terms and conditions of the Philips Agreement, reference is made to the complete text thereof which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the quarter and year ending December 31, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

By:	/S/ Andrew P. Sutor, IV
Andrew P. Sutor, IV
Executive Vice President

Dated: October 16, 2018

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